Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated February 5, 2015 to the Board of Directors of Exelis Inc. (the “Company”) included in Annex B to the Proxy Statement/Prospectus which forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of Harris Corporation, filed on April 7, 2015, relating to the proposed merger of Harris Communication Solutions (Indiana), Inc., a wholly-owned subsidiary of Harris Corporation, and the Company, and (ii) the references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

April 7, 2015